Exhibit 99.1

For Immediate Release

Jeremy Jameson Named as Chief Credit Officer

EFFINGHAM, ILLINOIS – August 12, 2024– Midland States Bank announced today that Jeremy Jameson has joined as Chief Credit Officer.

Jameson brings over 20 years of experience in credit risk management and in helping to drive organic growth at community banks. As Chief Credit Officer Jameson will manage and oversee all aspects of the bank’s credit operations. He is responsible for developing and implementing credit policies, procedures, and strategies to ensure the prudent management of credit risk while supporting the bank’s growth objectives.

Jeffrey Ludwig, CEO of Midland States Bank, commented, "Jeremy’s experience shows a strong background in enhancing credit policies, driving portfolio growth, and ensuring robust risk management practices."

Mr. Ludwig continued, "It's the perfect time for Jeremy to join our team. Jeff Brunoehler, who has been our Chief Credit Officer for many years, will retire next year, and the two of them will have the opportunity to work side-by-side to help ensure a smooth transition until Jeff's retirement. Additionally, our focus on driving organic growth over the next few years is in parallel with Jeremy's experience in running credit operations at community banks."

Jameson, a resident of St. Louis, is a graduate of the Graduate School of Banking at Louisiana State University and holds a BS in Finance from Iowa State University.

###

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of June 30, 2024, the Company had total assets of approximately $7.76 billion, and its Wealth Management Group had assets under administration of approximately $4.00 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

Contact:

Anna Strong

Marketing Manager

217-540-2838